Exhibit 99.1

News Corporation

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

NEWS CORPORATION REPORTS THIRD QUARTER

OPERATING INCOME OF $1.4 BILLION; GROWTH OF

16% OVER THIRD QUARTER A YEAR AGO

REVENUES INCREASE 16% TO $8.75 BILLION

NET INCOME INCREASES $1.8 BILLION TO $2.7 BILLION

QUARTER HIGHLIGHTS

•

Television operating income up 53% led by lower prime-time programming costs and advertising strength at the FOX broadcast network, improved results from MyNetworkTV and the positive impact of Super Bowl XLII at the television stations.

•

Cable Network Programming operating income up 17% despite launch costs for the Fox Business Network and the Big Ten Network. Growth led by gains at the Fox News Channel, the Regional Sports Networks, FX Network and Fox International Channels.

•

SKY Italia generates operating income of $97 million, an increase of 7% versus a year ago, reflecting net subscriber additions of 342,000 over the past 12 months as the subscriber base expands to 4.5 million.

•	Filmed Entertainment delivers operating income of $261 million on strength of successful theatrical release slate and home entertainment titles.

•	Magazines and Inserts operating income declines 9% on lower rates and page volume for free-standing inserts.

•

Newspapers and Information Services operating income increases 38% versus a year ago led by advertising growth in Australia, lower depreciation costs in the U.K. and the inclusion of Dow Jones & Company.

•

Completed a $10.1 billion stock buyback through the exchange of The DIRECTV Group, three Regional Sports Networks and approximately $625 million in cash for approximately 16 percent interest in the Company’s common stock.

NEW YORK, NY, May 7, 2008 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported third quarter net income of $2.7 billion ($0.91 per share) as compared with $871 million ($0.27 per share on a diluted combined basis1) reported in the third quarter a year ago. The year-on-year growth reflects an increase in Other, net of $1.6 billion primarily reflecting a $1.7 billion tax-free gain on the asset and stock exchange with Liberty Media Corporation. Additionally, increases in consolidated operating income partially offset by lower equity earnings contributed to the improved results.

Consolidated operating income for the third quarter of $1.4 billion was up 16% versus the $1.2 billion reported a year ago, primarily driven by double-digit percentage increases at the Television, Cable Network Programming, Newspapers and Information Services and Other segments.

(1)	See supplemental financial data on page 11 for detail on earnings per share

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

Third quarter net earnings from affiliates were $109 million versus $255 million reported in the same period a year ago. The $146 million decrease was primarily driven by lower contributions from BSkyB due to the write-down of its ITV investment and by a decrease in contributions from The DIRECTV Group as a result of the Company’s exchange with Liberty Media Corporation in February 2008.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Our 16% revenue and operating income growth this past quarter is a great illustration of how the diversity of our asset base is translating into sustained financial success. We delivered growth from advertising based businesses, such as our television stations and broadcast network, and we delivered growth from subscription based businesses, such as our domestic cable channels. We delivered growth from established businesses, such as our newspapers and we delivered growth from our developing assets, such as our international cable channels and Fox Interactive Media. Our ability to generate returns from a multitude of sources puts us in a great position to maintain our financial momentum even in times of economic uncertainty.”

Consolidated Operating Income

	3 Months Ended March 31,		9 Months Ended March 31,
	2008	2007	2008	2007
	US $ Millions
Filmed Entertainment	$261	$410	$1,026	$1,119
Television	419	273	847	577
Cable Network Programming	330	282	956	806
Direct Broadcast Satellite Television	97	91	207	66
Magazines and Inserts	93	102	257	254
Newspapers and Information Services	216	156	505	450
Book Publishing	29	29	132	138
Other	(7)	(104)	(27)	(176)

Total Consolidated Operating Income	$1,438	$1,239	$3,903	$3,234

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported third quarter operating income of $261 million as compared with the record third quarter results of $410 million reported in the same period a year ago. The current year results were led primarily by a string of successful theatrical releases, as well as by strong contributions from film and television home entertainment releases.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

Third quarter film results were driven by the continued theatrical success of Alvin and the Chipmunks, which has delivered over $350 million in worldwide box office to date, and Academy Award winner Juno, which has now generated over $225 million in worldwide box office. Additionally, the current quarter also included continued home entertainment contributions from theatrical hits The Simpsons Movie, Live Free or Die Hard and Fantastic Four: Rise of the Silver Surfer, as well as pay-TV contributions from Night at the Museum and Eragon. The third quarter also reflected the initial releasing costs and results for several new successful theatrical releases, including Horton Hears a Who! and Jumper, with more than $275 million and $219 million, respectively, in worldwide box office to date.

Twentieth Century Fox Television reported slightly lower contributions versus the third quarter a year ago, primarily reflecting the timing and delivery of new episodes partially offset by higher contributions from home entertainment, primarily from Family Guy.

TELEVISION

The Television segment reported third quarter operating income of $419 million, an increase of $146 million versus the same period a year ago. The 53% growth was led by higher contributions from the FOX Broadcasting Company, Fox Television Stations and STAR and improved results at MyNetworkTV.

At the FOX Broadcasting Company, third quarter operating income nearly doubled versus a year ago primarily reflecting lower prime-time programming costs and advertising revenue growth. The increased advertising revenues were driven by higher pricing for sports and prime-time programming, as well as by strong ratings for the National Football League post-season. These results were partially offset by costs associated with the broadcast of Super Bowl XLII.

Fox Television Stations’ third quarter operating income increased 12% from the same period a year ago as the broadcast of Super Bowl XLII on FOX drove advertising revenue growth and contributed to record market share during the quarter. Additionally, political spending for the presidential primaries contributed to the year-on-year growth.

STAR’s third quarter operating income increased versus the same period a year ago as 15% revenue growth was driven by higher subscription revenues, primarily from India. The revenue growth was partially offset by increased programming costs for new program launches.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported third quarter operating income of $330 million, a 17% increase over the third quarter a year ago, reflecting increased contributions from Fox News Channel, the Regional Sports Networks, FX and the Fox International Channels, partially offset by launch costs associated with the Fox Business Network and the Big Ten Network. Quarterly results also reflect the inclusion of National Geographic Channels which were not consolidated in the same period a year ago.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

Fox News Channel (FNC) reported operating income growth of 11% compared to the third quarter a year ago as affiliate revenues increased from higher rates and additional subscribers and advertising revenues expanded primarily from increased pricing. Partially offsetting the revenue growth was higher programming costs from coverage of the presidential primaries. For the quarter, FNC’s viewership was more than 40% greater than its nearest competitor in primetime and on a 24-hour basis, reflecting FNC broadcasting the top five shows in cable news.

At our other cable channels, operating income increased 20% as compared with the third quarter a year ago as increased contributions from the Regional Sports Networks (RSNs), FX and Fox International Channels were partially offset by launch costs for the Fox Business Network and the Big Ten Network. Higher affiliate revenues from increased rates and additional subscribers contributed to the growth at the RSNs and FX, which also increased its advertising revenues versus the same period a year ago. The increased contributions from the Fox International Channels were driven by continued advertising and affiliate growth in Latin America and Europe.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported third quarter operating income of $97 million, an improvement of 7% versus a year ago, on local currency revenue growth of 6%. This improvement reflects subscriber additions, with more than 342,000 net subscribers added over the past 12 months, bringing SKY Italia’s subscriber base to 4.5 million at quarter end, as well as the impact from foreign currency fluctuations. The subscriber revenue growth was partially offset by reduced mobile revenues, increased programming spending associated primarily with the larger subscriber base and the launch of new channels, as well as planned higher promotional costs for new subscriber offerings.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported third quarter operating income of $93 million, a decrease of 9% versus the $102 million reported in the quarter a year ago. The decline was primarily driven by lower rates and a decline in page volume for free-standing inserts.

NEWSPAPERS AND INFORMATION SERVICES

The Newspapers and Information Services segment, previously referred to as Newspapers, reported third quarter operating income of $216 million, an increase of $60 million versus the same period a year ago. The 38% increase primarily reflects advertising revenue growth in Australia, reduced transition costs to our new U.K. printing presses and the inclusion of the results of Dow Jones & Company, which was acquired in December 2007.

The U.K. newspaper group reported an increase in operating income in local currency terms as compared with the third quarter a year ago primarily as a result of reduced depreciation on the printing presses that were decommissioned during the quarter as the

Company transitioned to new color printing operations. During the quarter, advertising and circulation revenues were in-line with the prior year.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

The Australian newspaper group reported third quarter operating income growth versus a year ago in local currency terms primarily from increased display advertising revenues. The increase in display advertising was led by strength in the retail and real estate sectors.

BOOK PUBLISHING

HarperCollins reported third quarter operating income of $29 million, in-line with the same period a year ago. The current quarter included strong sales of Naughty Neighbor by Janet Evanovich, Stop Whining, Start Living by Dr. Laura Schlessinger, Lady Killer by Lisa Scottoline, Fancy Nancy, Bonjour Butterfly by Jane O’Connor and The Chronicles of Narnia: Prince Caspian by C.S. Lewis. During the quarter, HarperCollins had 54 books on The New York Times bestseller list, including 4 titles that reached the #1 spot.

OTHER

The Other segment reported an operating loss of $7 million, a $97 million improvement versus the third quarter a year ago, primarily from the absence of losses associated with the 2007 Cricket World Cup which were included in the third quarter in the prior year. Current quarter results also include higher contributions from Fox Interactive Media and NDS, partially offset by startup losses at our Eastern European broadcasting initiatives. At Fox Interactive Media strong revenue growth from increased search and advertising revenues was partially offset by increased costs associated with domestic and international expansion, new features and costs associated with the startup of new ventures.

OTHER ITEMS

In February 2008, News Corporation completed its previously announced share exchange agreement with Liberty Media Corporation. Under the terms of the agreement, approved by the Company’s Class B common stockholders on April 3, 2007, Liberty exchanged its entire approximately 16 percent interest in the Company’s common stock (325 million Class A and 188 million Class B shares) for the Company’s entire stake in The DIRECTV Group, three Regional Sports Networks and approximately $625 million in cash.

In January 2008, News Corporation acquired a 14.58 percent stake in Premiere AG, the leading German pay-TV operator for 287 million Euro in cash. In February 2008, the Company increased its total stake to nearly 20 percent and following the quarter it purchased additional shares, raising its total stake to approximately 23 percent.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	9 Months Ended March 31,
	2008	2007
Australian Dollar/U.S. Dollar	0.88	0.77
U.K. Pounds Sterling/U.S. Dollar	2.01	1.91
Euro/U.S. Dollar	1.44	1.29

To receive a copy of this press release through the Internet, access News Corporation’s corporate website located at http://www.newscorp.com

Audio from News Corporation’s conference call with analysts on the third quarter results can be heard live on the internet at 4:30 P.M. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092	212-852-7070

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended March 31,		9 Months Ended March 31,
	2008	2007	2008	2007
	US $ Millions (except per share amounts)
Revenues	$8,750	$7,530	$24,407	$21,288
Expenses:
Operating	5,452	4,922	15,303	14,017
Selling, general and administrative	1,568	1,145	4,300	3,400
Depreciation and amortization	292	224	901	637

Operating income	1,438	1,239	3,903	3,234
Other income (expense):
Equity earnings of affiliates	109	255	305	747
Interest expense, net	(244)	(220)	(702)	(632)
Interest income	37	79	215	226
Other, net	1,673	47	1,860	493

Income before income tax expense and minority interest in subsidiaries	3,013	1,400	5,581	4,068
Income tax expense	(300)	(517)	(1,234)	(1,486)
Minority interest in subsidiaries, net of tax	(19)	(12)	(89)	(46)

Net income	$2,694	$871	$4,258	$2,536

Per share amounts:
Basic earnings	$0.92		$1.39
Class A		$0.29		$0.85
Class B		$0.24		$0.71
Diluted earnings	$0.91		$1.38
Class A		$0.29		$0.84
Class B		$0.24		$0.70
Weighted average shares in millions (diluted)	2,959		3,082

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

CONSOLIDATED BALANCE SHEETS

	March 31, 2008	June 30, 2007
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$3,244	$7,654
Receivables, net	7,592	5,842
Inventories, net	2,437	2,039
Other	533	371

Total current assets	13,806	15,906

Non-current assets:
Receivables	528	437
Investments	3,988	11,413
Inventories, net	2,917	2,626
Property, plant and equipment, net	6,726	5,617
Intangible assets, net	14,261	11,703
Goodwill	18,380	13,819
Other non-current assets	1,314	822

Total non-current assets	48,114	46,437

Total assets	$61,920	$62,343

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$289	$355
Accounts payable, accrued expenses and other current liabilities	6,187	4,545
Participations, residuals and royalties payable	1,474	1,185
Program rights payable	1,131	940
Deferred revenue	939	469

Total current liabilities	10,020	7,494

Non-current liabilities:
Borrowings	13,208	12,147
Other liabilities	5,023	3,319
Deferred income taxes	5,187	5,899
Minority interest in subsidiaries	1,046	562
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value	18	21
Class B common stock, $0.01 par value	8	10
Additional paid-in capital	17,289	27,333
Retained earnings and accumulated other comprehensive income	10,121	5,558

Total stockholders’ equity	27,436	32,922

Total liabilities and stockholders’ equity	$61,920	$62,343

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

CONSOLIDATED STATEMENTS OF CASH FLOWS

	9 Months Ended March 31,
	2008	2007
	US $ Millions
Operating activities:
Net income	$4,258	$2,536
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	901	637
Amortization of cable distribution investments	57	56
Equity earnings of affiliates	(305)	(747)
Cash distributions received from affiliates	193	145
Other, net	(1,860)	(493)
Minority interest in subsidiaries, net of tax	89	46
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(1,562)	(546)
Inventories, net	(598)	(593)
Accounts payable and other liabilities	1,457	1,487

Net cash provided by operating activities	2,630	2,528

Investing activities:
Property, plant and equipment, net of acquisitions	(1,027)	(904)
Acquisitions, net of cash acquired	(5,491)	(589)
Investments in equity affiliates	(133)	(120)
Other investments	(589)	(316)
Proceeds from sale of investments and other non-current assets	385	410

Net cash used in investing activities	(6,855)	(1,519)

Financing activities:
Borrowings	1,255	1,181
Repayment of borrowings	(713)	(190)
Issuance of shares	76	350
Repurchase of shares	(672)	(783)
Dividends paid	(203)	(186)
Other, net	19	—

Net cash (used in) provided by financing activities	(238)	372

Net (decrease) increase in cash and cash equivalents	(4,463)	1,381
Cash and cash equivalents, beginning of period	7,654	5,783
Exchange movement on opening cash balance	53	82

Cash and cash equivalents, end of period	$3,244	$7,246

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

SEGMENT INFORMATION

	3 Months Ended March 31,		9 Months Ended March 31,
	2008	2007	2008	2007
	US $ Millions
Revenues
Filmed Entertainment	$1,618	$1,802	$5,176	$5,280
Television	1,799	1,568	4,474	4,271
Cable Network Programming	1,270	998	3,608	2,807
Direct Broadcast Satellite Television	993	825	2,695	2,211
Magazines and Inserts	299	303	836	844
Newspapers and Information Services	1,744	1,123	4,404	3,290
Book Publishing	302	291	1,038	1,052
Other	725	620	2,176	1,533

	$8,750	$7,530	$24,407	$21,288

Operating Income
Filmed Entertainment	$261	$410	$1,026	$1,119
Television	419	273	847	577
Cable Network Programming	330	282	956	806
Direct Broadcast Satellite Television	97	91	207	66
Magazines and Inserts	93	102	257	254
Newspapers and Information Services	216	156	505	450
Book Publishing	29	29	132	138
Other	(7)	(104)	(27)	(176)

	$1,438	$1,239	$3,903	$3,234

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

NOTE 1 - SUPPLEMENTAL EARNINGS PER SHARE DATA

Earnings per share is presented on a combined basis for fiscal 2007 as the Company was required to present the two-class method prior to fiscal 2008. In fiscal 2007, under U.S. GAAP, earnings per share was computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders was allocated between our two classes of common stock for fiscal 2007. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended March 31,	9 Months Ended March 31,
	2007	2007
Basic earnings per share:
Class A	$0.29	$0.85
Class B	$0.24	$0.71
Total	$0.28	$0.80
Diluted earnings per share:
Class A	$0.29	$0.84
Class B	$0.24	$0.70
Total	$0.27	$0.80
Weighted average shares outstanding (diluted), in millions:
Class A	2,198	2,195
Class B	987	987

Total	3,185	3,182

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended March 31,		9 Months Ended March 31,
	2008	2007	2008	2007
	US $ Millions
Operating income	$1,438	$1,239	$3,903	$3,234
Depreciation and amortization	292	224	901	637
Amortization of cable distribution investments	22	17	57	56

Operating income before depreciation and amortization	$1,752	$1,480	$4,861	$3,927

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

	For the Three Months Ended March 31, 2008 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$261	$22	$—	$283
Television	419	25	—	444
Cable Network Programming	330	28	22	380
Direct Broadcast Satellite Television	97	59	—	156
Magazines and Inserts	93	2	—	95
Newspapers and Information Services	216	97	—	313
Book Publishing	29	2	—	31
Other	(7)	57	—	50

Consolidated Total	$1,438	$292	$22	$1,752

	For the Three Months Ended March 31, 2007 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$410	$22	$—	$432
Television	273	23	—	296
Cable Network Programming	282	15	17	314
Direct Broadcast Satellite Television	91	49	—	140
Magazines and Inserts	102	2	—	104
Newspapers and Information Services	156	72	—	228
Book Publishing	29	2	—	31
Other	(104)	39	—	(65)

Consolidated Total	$1,239	$224	$17	$1,480

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2008

	For the Nine Months Ended March 31, 2008 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$1,026	$64	$—	$1,090
Television	847	74	—	921
Cable Network Programming	956	67	57	1,080
Direct Broadcast Satellite Television	207	163	—	370
Magazines and Inserts	257	6	—	263
Newspapers and Information Services	505	341	—	846
Book Publishing	132	6	—	138
Other	(27)	180	—	153

Consolidated Total	$3,903	$901	$57	$4,861

	For the Nine Months Ended March 31, 2007 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$1,119	$62	$—	$1,181
Television	577	68	—	645
Cable Network Programming	806	42	56	904
Direct Broadcast Satellite Television	66	140	—	206
Magazines and Inserts	254	6	—	260
Newspapers and Information Services	450	207	—	657
Book Publishing	138	6	—	144
Other	(176)	106	—	(70)

Consolidated Total	$3,234	$637	$56	$3,927